Exhibit 10.2

September 23, 2016

To:	Brinker International, Inc.
6820 Lyndon B. Johnson Freeway
Dallas, TX 75240
Attn: Joe Taylor
Telephone: [**]
Email: [**]

From	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: Jake Mendelsohn
Telephone: [**]
Facsimile: [**]

Re:	Issuer Forward Repurchase Transaction
(BofAML Reference Number: [**])

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“BofA”) and Brinker International, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to BofA as if (w) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) the “Threshold Amount” with respect to BofA were three percent (3%) of shareholders’ equity of Bank of America Corporation (“BAC”) as of the date hereof, (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of BofA’s banking business and (z) the following language were added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). The Transaction shall be the only Transaction under the Agreement.

If there exists any ISDA Master Agreement between BofA and Counterparty or any confirmation or other agreement between BofA and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between BofA and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement, or any other agreement to which BofA and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or the Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transaction shall not be a “Specified Transaction” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	As provided in Annex B to this Confirmation.

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, as described on Bloomberg Screen “EAT <Equity> DES”

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	One (1) Exchange Business Day following the Trade Date.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	BofA. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which BofA is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace BofA as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any determination, adjustment or calculation by the Calculation Agent, the Hedging Party or the Determining Party hereunder, the Calculation Agent, the Hedging Party or the Determining Party, as the case may be, will within five Exchange Business Days of a request by Counterparty, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Exchange Business Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that BofA shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any date that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 8:00 P.M., New York City time, on the Exchange Business Day immediately following the accelerated Final Averaging Date.

In the case that BofA accelerates the Final Averaging Date in part (“Partial Acceleration”), the portion of the Transaction subject to Partial Acceleration must be greater than or equal to USD 100,000,000 (or such lesser amount that is the entirety of the remaining Prepayment Amount), BofA shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, and the Calculation Agent shall adjust the terms of the Transaction to account for such Partial Acceleration (including cumulative adjustments to account for all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent shall, as appropriate in light of market conditions or regulatory considerations, determine whether: (i) such Averaging Date is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Settlement Price or the Elapsed Price and the Scheduled Final Averaging Date shall be postponed in accordance with Modified Postponement (as modified herein) or (ii) such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event, (y) determine (1) the Settlement Price and (2) the Elapsed Price in respect of each Interim Share Calculation Date on or after such Averaging Date, in each case, based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below or “Elapsed Price” below, as the case may be, with such weighting based solely on the duration of such Market Disruption Event and the volume, historical trading patterns and price of the Shares and (z) determine the Elapsed Percentage in respect of each Interim Share Calculation Date on or after such Averaging Date based on an appropriate weighting taking into account such partially disrupted Averaging Date. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day. If a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by deleting clause (i) thereof.

The Calculation Agent shall promptly provide Counterparty written notice of the occurrence of any Disrupted Day and any adjustments to the terms of the Transaction as a result thereof.

“Rule 10b-18 eligible transactions” means, for any Exchange Business Day, only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that BofA, in its good faith and reasonable discretion based on the advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for BofA similarly applicable to accelerated share repurchase transactions and consistently applied, to refrain from or decrease any market activity in connection with the Transaction. BofA shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred (but, in any event, within one Exchange Business Day of the date of its occurrence) and the Averaging Date(s) affected by it.

Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, BofA shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	One (1) Exchange Business Day following the Trade Date.

Initial Shares:	As provided in Annex B to this Confirmation.

Interim Share Delivery:	On each Interim Share Delivery Date, BofA shall delivery to Counterparty the Interim Shares.

Interim Share Delivery Dates:	In respect of any Interim Share Calculation Date, one (1) Exchange Business Day following such Interim Share Calculation Date.

Interim Share Calculation Dates:	As provided in Annex B to this Confirmation.

Interim Shares:	In respect of any Interim Share Calculation Date, a number of Shares equal to the greater of (x) zero and (y) (i) (a) the Prepayment Amount divided by the Estimated Price for such Interim Share Calculation Date, multiplied by (b) the Interim Share Delivery Percentage for such Interim Share Calculation Date, minus (ii) the aggregate number of Initial Shares and Interim Shares delivered by BofA to Counterparty for the Transaction as of such Interim Share Calculation Date.

Interim Share Delivery Percentage:	For each Interim Share Calculation Date, as provided in Annex B to this Confirmation.

Estimated Price:	In respect of any Interim Share Calculation Date, (i) the Elapsed Percentage for such Interim Share Calculation Date, multiplied by Elapsed Price for such Interim Share Calculation Date, plus (ii) the Remaining Percentage for such Interim Share Calculation Date, multiplied by the greater of (x) the official closing price of the Shares on such Interim Share Calculation Date (as described on Bloomberg Screen “EAT <Equity> HP” (or any successor thereto)) and (y) the Elapsed Price for such Interim Share Calculation Date.

Elapsed Percentage:	In respect of any Interim Share Calculation Date, (i) the total number of Averaging Dates that are not Disrupted Days in full from, and including, the Exchange Business Day immediately following the Trade Date to, and including, such Interim Share Calculation Date, divided by (ii) the total number of Scheduled Trading Days from, and including, the Exchange Business Day immediately following the Trade Date to, and including, the Scheduled Final Averaging Date (other than any Scheduled Trading Days prior to such Interim Share Calculation Date that are Disrupted Days in full); provided that, for the purposes of the foregoing, (i) any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day and (ii) if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed not to be a Scheduled Trading Day.

Elapsed Price:	In respect of any Interim Share Calculation Date, the arithmetic average of the VWAP Prices for each Averaging Date from, and including, the Exchange Business Day immediately following the Trade Date to, and including, such Interim Share Calculation Date

Remaining Percentage:	In respect of any Interim Share Calculation Date, 100% minus the Elapsed Percentage for such Interim Share Calculation Date.

Settlement Date:	Three (3) Exchange Business Days following the Valuation Date; provided that if (i) the Final Averaging Date is March 29, 2017, the Settlement Date shall be the second (2nd) Exchange Business Day following the Valuation Date and (ii) the Final Averaging Date is March 30, 2017, the Settlement Date shall be the first (1st) Exchange Business Day following the Valuation Date.

Settlement:	On the Settlement Date, BofA shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (i) the Prepayment Amount divided by (ii) the Settlement Price; provided that the Number of Shares to be Delivered shall be reduced by the aggregate number of Initial Shares and Interim Shares delivered by BofA to Counterparty for the Transaction as of the Settlement Date.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates minus the Price Adjustment Amount.

VWAP Price:	For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day as reported on Bloomberg Screen “EAT <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Price Adjustment Amount:	As provided in Annex B to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2 (e)(ii)(B) of the Equity Definitions.

Excess Dividend:	For any calendar quarter, any Dividend with an ex-dividend date occurring during such calendar quarter the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Consequences of Excess Dividend:	The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, shall, at BofA’s election, constitute an Additional Termination Event in respect of the Transaction, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

Ordinary Dividend Amount:	As provided in Annex B to this Confirmation.

Early Ordinary Dividend Payment:	The occurrence of an ex-dividend date for any Dividend that is not an Excess Dividend during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period that is prior to the Scheduled Ex-Dividend Date for the relevant calendar quarter shall, at BofA’s election, constitute an Additional Termination Event in respect of the Transaction, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

Scheduled Ex-Dividend Dates:	As provided in Annex B to this Confirmation.

Relevant Dividend Period:	The period from, and including, the first Averaging Date to, and including, the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If Annex A applies, the last Settlement Valuation Date; otherwise, the Final Averaging Date.

Agreement Regarding Dividends:	Notwithstanding any other provision of this Confirmation, the Equity Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent may take into account changes in stock price, volatility, interest rates, stock loan rates or liquidity relevant to the Shares, but shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date may take into account changes in stock price, volatility, interest rates, stock loan rates or liquidity relevant to the Shares, but shall be determined without regard to the difference between actual dividends declared and expected dividends as of the Trade Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that (i) the declaration or payment of Dividends shall not be a Potential Adjustment Event and (ii) repurchases effected in accordance with Section 6(e) below shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to the language opposite the caption “Averaging Date Disruption” above, in which case the Calculation Agent shall adjust any relevant terms of the Transaction, based on stock price, volatility, interest rates, stock loan rates, liquidity and the number of Averaging Dates, as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement (taking into consideration any postponement pursuant to the language opposite the caption “Averaging Date Disruption” above).

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (x) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “25%” and (ii) “voting shares of the Issuer” in the fourth line thereof with “Shares”, (y) Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and (z) Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA; provided that when making any determination or calculation as “Hedging Party,” BofA shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent.

Determining Party:	For all Extraordinary Events, BofA; provided that when making any determination or calculation as “Determining Party,” BofA shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a) Account for payments to Counterparty: To be provided separately upon request

(b) Account for payments to BofA:

[**]

4. Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of BofA for the Transaction is: New York

5. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

Brinker International, Inc.

6820 Lyndon B. Johnson Freeway

Dallas, TX 75240

Attn:                         Joe Taylor, Vice President – Investor Relations and Treasury

Telephone:               [**]

Email:                      [**]

(b) Address for notices or communications to BofA:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn:                         Jake Mendelsohn

Telephone:               [**]

Facsimile:                [**]

6. Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that BofA may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by BofA, the number of Shares purchased by BofA on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of BofA. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c) and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether BofA effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any material nonpublic information regarding Counterparty or the Shares to any employee of BofA or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, but may communicate with Roger Matthews, Ravi Mani, David Finkelstein, Isaac Taylor, Gary Rosenblum or such other “private side” employees designated by BofA or its Affiliates, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate (within the meaning of Rule 10b5-1(c)(1)(i)(C) under the Exchange Act) from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during the Relevant Period unless Counterparty has provided written notice to BofA of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period.” Counterparty acknowledges that any such notice may cause a Disrupted Day to occur. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(a) above.

(c) Counterparty represents and warrants to BofA that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) has made any purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) during either the four calendar weeks preceding the Trade Date or the calendar week in which the Trade Date occurs. Counterparty shall, at least one day prior to the first day of any Relevant Period pursuant to clause (ii) of the definition thereof, notify BofA of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding the first day of such Relevant Period and during the calendar week in which the first day of such Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d) During the Relevant Period, Counterparty shall (i) notify BofA prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify BofA following any such announcement that such announcement has been made, and (iii) promptly deliver to BofA following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction that were not effected through BofA or its affiliates and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction that were not effected through BofA or its affiliates. In addition, Counterparty shall promptly notify

BofA of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e) Without the prior written consent of BofA, Counterparty shall not, and shall cause its “affiliated purchasers” (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) during the Relevant Period, except through BofA or its Affiliate and, if BofA or its Affiliate is requested to make any such purchases, BofA or its Affiliate will cooperate in good faith with Counterparty to execute mutually acceptable documentation pursuant to which BofA or its Affiliate shall make any such purchases. Notwithstanding the foregoing, nothing herein shall (i) limit Counterparty’s ability, pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions, (ii) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Counterparty’s ability to grant stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options, in connection with Counterparty’s compensation policies for directors, officers and employees. Further, (i) Counterparty or an “affiliated purchaser” (as defined in Rule 10b-18) may effect purchases of Shares or derivative instruments relating to the Shares during the Relevant Period through BofA or its Affiliate pursuant to any Rule 10b5-1 repurchase plan or Rule 10b-18 repurchase (each, a “Permitted OMR Transaction”), so long as such purchases do not in the aggregate exceed, on any Exchange Business Day, 5% of the ADTV (as defined in Rule 10b-18) for the Shares (it being understood that BofA shall not unreasonably withhold or delay consent to the purchase of a higher percentage of ADTV for the Shares if the Calculation Agent determines that the purchase of such increased percentage would not have an adverse (to BofA) economic effect on the value of the Transaction or would not require BofA to reduce its market activity related to the Transaction), (ii) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan of Issuer in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty” each being used herein as defined in Rule 10b-18) and (iii) Counterparty or any “affiliated purchaser” (as defined in Rule 10b-18) may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions (but excluding by means of derivative transactions relating to the Shares), in each case, that are not expected to result in market purchases, in each case, without BofA’s consent.

7. Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i) As of the Trade Date, Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction. Counterparty has publicly disclosed its intention to institute a program for the acquisition of Shares.

(iv) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(v) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On the Trade Date, the Prepayment Date and the Initial Share Delivery Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii) Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations are not, as of the date hereof, guaranteed by any affiliate of BofA or any governmental agency.

(b) Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of BofA and Counterparty acknowledges that the offer and sale of the Transaction is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that BofA is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) BofA agrees to use commercially reasonable efforts, during any Relevant Period, to make purchases of Shares in connection with the Transaction (other than any purchases made by BofA in connection with dynamic hedge adjustments of BofA’s exposure to the Transaction as a result of any equity optionality contained in the Transaction) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) of Rule 10b-18 (it being understood that, for purposes of calculating the volume restriction in paragraph (b)(4) of Rule 10b-18, purchases on each Exchange Business Day in connection with the Transaction shall be aggregated with purchases on such Exchange Business Day under any Permitted OMR Transaction), as if such rule was applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares and other circumstances beyond BofA’s control. Notwithstanding the foregoing, BofA shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an affiliated purchaser pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

8. Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) During the Relevant Period, BofA and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b) BofA and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c) BofA shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d) Any market activities of BofA and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9. Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date, the Calculation Agent shall make, in good faith and in a commercially reasonable manner, such adjustment to the exercise, settlement, payment or any of the other terms of the Transaction (with such adjustments limited to those to account for changes in stock price, volatility, stock loan rate and liquidity relevant to the Shares or the Transaction) as of the date of such Transaction Announcement to account for the economic effect on the Transaction of such Transaction Announcement (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b) “Transaction Announcement” means (i) the announcement by Counterparty of an Acquisition Transaction, (ii) an announcement by Counterparty that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement by Counterparty of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes, an Acquisition Transaction, (iv) any public announcement by Counterparty that in the good faith and commercially reasonable judgment of the Calculation Agent may result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Transaction Announcement by Counterparty (including any announcement of the abandonment of any such previously announced Transaction Announcement, agreement, letter of intent, understanding or intention).

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty to a person or entity other than Counterparty or a subsidiary of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries (other than an acquisition, lease, exchange, transfer, disposition or other similar event between and/or among solely Counterparty and/or one or more subsidiaries of Counterparty) where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10. Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require BofA to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that Counterparty shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control; provided further that Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any such election. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by BofA, that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 6 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c) [Reserved].

(d) Staggered Settlement. If BofA would owe Counterparty any Shares pursuant to the “Settlement Terms” above, BofA may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

(e) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(f) Transfer and Assignment. BofA may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its Affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, BofA, in either case without the consent of Counterparty; provided that such Affiliate of BofA or other entity (1) has a long term senior credit rating that is equal to or better than BofA’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by BofA generally for similar transactions, by BAC; provided further that such transfer and/or assignment shall be permitted only so long as (i) an Event of Default or Termination Event will not occur as a result of such transfer and assignment and (ii) as a result of such transfer and assignment (x) Counterparty will not be required to pay or deliver to the transferee on any payment date or delivery date an amount (including, without limitation, under Section 2(d)(i)(4) of the Agreement) or a number of Shares, as applicable, greater than the amount or the number of Shares, respectively, that Counterparty would have been required to pay or deliver to BofA in the absence of such transfer and assignment and (y) Counterparty will not be entitled to receive from the transferee on any payment date or delivery date an amount (including, without limitation, under Section 2(d)(i)(4) of the Agreement) or a number of Shares, as applicable, lesser than the amount or the number of Shares, respectively, that BofA would have been required to pay or deliver, as the case may be, to Counterparty in the absence of such transfer and assignment.

(g) Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement, if, at any time during the Relevant Period, the closing price of the Shares on the Exchange for any three consecutive Exchange Business Days is below the Threshold Price (as provided in Annex B to this Confirmation) on each such Exchange Business Day, as determined by the Calculation Agent.

(h) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” in the fifth and sixth lines thereof with “a material economic effect on the Transaction”, (y) replacing the words “diluting or concentrative” in the sixth to last line thereof with the words “material economic” and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the words “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares; in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event within the Issuer’s control involving Issuer or its securities that has a material economic effect on the relevant Transaction”;

(iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party in writing that it acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such election” at the end of subsection (C) and (B) deleting clause (X) in the final sentence thereof.

(i) [Reserved].

(j) Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control or in those circumstances in which holders of the Shares would also receive cash.

(k) Calculations and Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Share Termination Delivery Units in accordance with Section 10(a) above, such Shares or Share Termination Delivery Units shall be delivered on a date selected by the Calculation Agent as promptly as practicable thereafter.

(l) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n) Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Increased Cost of Hedging or Illegality).

(p) Tax Matters

(i)	FATCA. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)	Dividends and 871(m).

(1)	“Tax” as used in the Payer Tax Representation in Part 2 of the Schedule to the Agreement and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any: (x) tax imposed on payments or deemed payments that may constitute dividends from sources within the United States or (y) Dividend Equivalent Tax.

(2)	The following shall be added in the flush language at the end of Section 2(d)(ii) of the Agreement after the phrase “except to the extent Y has satisfied” in line one: “(including by making a payment to X pursuant to Section 2(d)(iii))”.

(3)	The following shall be added at the end of Section 2(d) of the Agreement as a new Section 2(d)(iii):

“(iii) Amounts for Dividend Equivalent Taxes. For all purposes of this Section 2(d), the requirement that X remit any amount of Dividend Equivalent Tax (without regard to whether there is a payment under the Transaction from which to withhold or deduct such Tax) shall be treated as a requirement to withhold or deduct Tax with respect to a payment under the Transaction. If at any time, X is required to remit an amount of Dividend Equivalent Tax with respect to the Transaction, then without duplication for (1) any amount that X has deducted on account of such Tax from any amount paid to Y or (2) any amount that X has paid from money or other property of Y, with respect to Dividend Equivalent Tax required to be remitted on or after the date of this Schedule, the amount so required to be remitted shall be payable by Y to X on the date on which the remittance of Dividend Equivalent Tax is required to be made.”

(4)	The following terms shall be added to Section 14 of the Agreement:

“”Dividend Equivalent Tax” means any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) or the United States Treasury Regulations thereunder.”

(iii)	Tax Representations. Each party represents that it is (1) a corporation for U.S. federal income tax purposes and (2) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(iv)	Tax documentation. Each party shall provide to the other party a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided has become obsolete or incorrect.

(q) Termination Currency. The Termination Currency shall be USD.

(r) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(s) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(t) Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

(u) Maximum Share Delivery. Notwithstanding anything to the contrary in this Confirmation, in no event shall BofA be required to deliver any Shares, or any Shares or other securities comprising Share Termination Delivery Units, in respect of the Transaction in excess of the Maximum Number of Shares as set forth in Annex B to this Confirmation.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,

BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn
Name:	Jake Mendelsohn
Title:	Managing Director

Confirmed as of the date first above written:

BRINKER INTERNATIONAL, INC.

By:	/s/ Thomas J. Edwards, Jr.
Name:	Thomas J. Edwards, Jr.
Title:	EVP; Chief Financial Officer

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share”.

Electing Party:	Counterparty

Settlement Method Election Date:	The date that is the earlier of (i) the Scheduled Final Averaging Date and (ii) the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Net Share Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:	The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:	A number of Scheduled Trading Days selected by BofA in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Final Averaging Date and (i) the Exchange Business Day immediately following the Final Averaging Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to BofA the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 6 below.

2. Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Payment Shares”), or a number of Shares not satisfying such conditions (the “Restricted Payment Shares”), in either case, with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Restricted Payment Shares, take into account a commercially reasonable illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), in each case as determined by the Calculation Agent (the “Payment Share Value”), and (ii) by delivery of the Make-Whole Payment Shares (as defined below), if any, as described in paragraph 5 below. For the avoidance of doubt, Counterparty shall not be required to pay any underwriting spread, commission, private placement fee or similar fee to BofA, any Affiliate thereof or an initial purchaser(s) in connection with the delivery or subsequent resale of any Shares pursuant to this Annex A, it being understood and agreed that the illiquidity discount described in this paragraph 2 does not constitute such an underwriting spread, commission, private placement fee or similar fee.

3. Counterparty may only deliver Registered Payment Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Payment Shares by BofA (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Payment Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to BofA, in such quantities as BofA shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to BofA;

(c) as of or prior to the date of delivery, BofA and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and the results of such investigation are satisfactory to BofA, in its good faith discretion; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with BofA in connection with the public resale of the Registered Payment Shares by BofA substantially similar to underwriting agreements customary for underwritten offerings of equity securities by issuers of comparable size to Counterparty, in form and substance satisfactory to BofA, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, BofA and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4. If Counterparty delivers Restricted Payment Shares pursuant to paragraph 2 above:

(a) All Restricted Payment Shares shall be delivered to BofA (or any Affiliate of BofA designated by BofA) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(b) As of or prior to the date of delivery, BofA (or any Affiliate of BofA designated by BofA) and any potential purchaser of any such Restricted Payment Shares from BofA (or any Affiliate of BofA designated by BofA) identified by BofA shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that Counterparty may require that BofA or such Affiliate or such potential purchaser sign a customary confidentiality agreement with Counterparty in form and substance reasonably satisfactory to Counterparty prior to and in connection with such investigation.

(c) As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with BofA (or any Affiliate of BofA designated by BofA) in connection with the private placement of such Restricted Payment Shares by Counterparty to BofA (or any such Affiliate) and the private resale of such Restricted Payment Shares by BofA (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities by issuers of comparable size to Counterparty, in form and substance commercially reasonably satisfactory to BofA, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, BofA and its Affiliates, and shall provide for the payment by Counterparty of all reasonable, out-of-pocket fees and expenses in connection with such resale, including all reasonable fees and expenses of outside counsel for BofA, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d) Counterparty shall not (i) take or cause to be taken any action that would make unavailable the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Restricted Payment Shares by Counterparty to BofA or (ii) on and after the Settlement Method Election Date, take or cause to be taken any action that would make unavailable any exemption from the registration requirements of the Securities Act reasonably acceptable to BofA for resales of Restricted Payment Shares by BofA (or an Affiliate of BofA) and identified by BofA to Counterparty on the Settlement Method Election Date.

(e) Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.

5. If Registered Payment Shares or Restricted Payment Shares are delivered in accordance with this Annex A, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Registered Payment Shares or Restricted Payment Shares and any Make-Whole Payment Shares (together, the “Payment Shares”), BofA or its Affiliate or any underwriter(s) shall sell all such Payment Shares in a commercially reasonable manner as promptly as reasonably practicable commencing on the Cash Settlement Payment Date and continuing until the date on which the Settlement Balance has been reduced to zero (such date, the “Final Resale Date”). Upon each such sale the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by BofA or its Affiliate upon the sale of such Payment Shares. If, on any Exchange Business Day, all Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall (i) deliver to BofA or as directed by BofA one Settlement Cycle following such Exchange Business Day an additional number of Registered Payment Shares in compliance with paragraph 3 or Restricted Payment Shares in compliance with paragraph 4 above, as the case may be (the “Make-Whole Payment Shares”), in either case, equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Payment Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to BofA cash in an amount equal to the then remaining Settlement Balance. Such Make-Whole Payment Shares shall be sold by BofA in accordance with the provisions above. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Payment Shares equals the Maximum Deliverable Number. Once the proceeds of any sale(s) of Payment Shares made by BofA or its Affiliate or any underwriter(s) has been reduced to zero, BofA, its Affiliate and any such underwriter(s) shall immediately cease selling any Payment Shares at such time. If on any Exchange Business Day, Payment Shares remain unsold and the Settlement Balance has been reduced to zero, BofA, its Affiliate and/or such underwriter(s) shall promptly (but in any event no later than the third Clearance System Business Day following the Final Resale Date) return such unsold Payment Shares to Counterparty.

6. Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to BofA (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder, to the Final Resale Date) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 6 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify BofA of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

ANNEX B

Trade Date:	[ ]

Prepayment Amount:	USD [ ]

Initial Price:	The official closing price of the Shares on the Trade Date, as described on Bloomberg Screen “EAT <Equity> HP”

Scheduled Final Averaging Date:	[ ] (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Scheduled Earliest Acceleration Date:	[ ] (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Initial Shares:	A number of Shares equal to (i) the Prepayment Amount divided by the Initial Price, multiplied by (ii) [ ]%.

Interim Share Calculation Dates and Interim Share Delivery Percentages:	The Interim Share Calculation Dates and corresponding Interim Share Delivery Percentage for each respective Interim Share Calculation Date shall be as follows:

	Interim Share Calculation Dates	Interim Share Delivery Percentages
	[ ]	[ ]%
	[ ]	[ ]%
	[ ]	[ ]%
	[ ]	[ ]%
	[ ]	[ ]%
If any Interim Share Calculation Date is not an Exchange Business Day, the next following Exchange Business Day shall be the Interim Share Calculation Date.

Price Adjustment Amount:	USD [ ]

Maximum Stock Loan Rate:	[ ] basis points

Initial Stock Loan Rate:	[ ] basis points

Threshold Price:	USD [ ]

Maximum Deliverable Number:	[ ] Shares

Maximum Number of Shares:	[ ] Shares

Ordinary Dividend Amount:	For any calendar quarter, USD [ ]

Scheduled Ex-Dividend Dates:	[ ]

B-1